Exhibit 99.1

Bidz.com, Inc. Appoints Felipe Cariño, Jr. as Chief Technology Officer

LOS ANGELES, CA, September 20, 2006—Bidz.com, Inc., a leading online auctioneer of jewelry, today announced the appointment of Felipe Cariño, Jr. as Chief Technology Officer.

Mr. Cariño joins the Company with over 30 years experience pioneering and developing leading-edge database, storage, internet and electronic products with a number of leading companies. Prior to joining Bidz.com, Mr. Cariño conceived and led the development of five major new products as Chief Technology Officer of StoragesSQL and 4Medica, as well as Director of Strategic New Business for Filetek and Chief Architect for Teradata. Mr. Cariño has co-authored two IEEE book chapters, published over 20 conference and journal papers and is an editor for the Information Systems Journal. Mr. Cariño holds an Executive M.B.A. from USC, as well as a Master of Science degree in Computer Science and two Bachelor’s degrees (Computer Science and Mathematics) from New York University.  Larry Russell, the former Chief Technology Officer, will become the Chief Controls Officer and he will focus on internal controls and SOX compliance.

David Zinberg, Chief Executive Officer, commented, “It is an honor to add someone of Felipe’s caliber to Bidz’ senior management team. For over 30 years, Felipe has been recognized as a thought leader in the information technology industry. One of our strategic goals at Bidz is to develop the most innovative and cost-effective production processes available to ensure our customers have the best experience possible at Bidz.com and Felipe will help fulfill that goal. Felipe has established himself as a leader in the creation and implementation of technical standards and has been awarded many patents. We are very excited to have him on our senior management team and leading our technology efforts.”

About Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Please refer to Bidz.com’s Form 10-Q for the quarter ended June 30, 2006 and its other reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Allyson Pooley
Integrated Corporate Relations
(310) 954-1100
apooley@icrinc.com

Lawrence Kong, CFO
Bidz.com, Inc.
(310) 280-7373